  Exhibit 99.1

RumbleOn, Inc. Announces Reverse Stock Split
of Class A Common Stock and Class B Common Stock

MAY 19, 2020

DALLAS--(BUSINESS WIRE)-- RumbleOn, Inc (NASDAQ: RMBL), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade or finance pre-owned vehicles, today announced it will effect a one-for-twenty reverse stock split of its issued and outstanding Class A Common Stock and Class B Common Stock. Pursuant to the Certificate of Change filed with the Secretary of State of the State of Nevada, the reverse stock split will be effective at 12:01 a.m., Eastern Time, on May 20, 2020. RumbleOn expects that upon the opening of trading on May 20, 2020, its Class B Common Stock will trade on the Nasdaq Capital Market on a split-adjusted basis under the current trading symbol “RMBL” and the new CUSIP number 781386 305.

No fractional shares will be issued as a result of the reverse stock split. Any fractional shares that would result from the reverse stock split will be rounded up to the nearest whole share. Following the reverse stock split, RumbleOn will have outstanding 50,000 shares of Class A Common Stock and approximately 2,162,696 shares of Class B Common Stock.

Shareholders of record are not required to send in their current stock certificates or evidence of book-entry or other electronic positions for exchange. Following the effectiveness of the reverse stock split, each stock certificate and book-entry or other electronic position representing issued and outstanding shares of RumbleOn's common stock will be automatically adjusted. Those shareholders holding common stock in "street name" will receive instructions from their brokers if they need to take any action in connection with the reverse stock split.

About RumbleOn

RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace. Leveraging its capital-light network of 17 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com.

Cautionary note regarding forward looking statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the Company’s expectations as of the date of this report and speak only as of the date of this report and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s SEC filings, as may be updated and amended from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:
The Blueshirt Group
Whitney Kukulka
investors@rumbleon.com

Source: RumbleOn, Inc.